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                                  David Moore
                            941 Park Avenue Apt. 2
                           New York, New York 10028

Mr. Peter Trembath
BEC Group
5555 Theodore Fremd Avenue, Suite B-302
Rye, New York 10580

Dear Peter:

This letter will confirm that I hereby consent to being named in Bolle' Inc.'s Registration Statement on Form S-1 a person who has agreed to be named as a Director of such corporation.


Sincerely yours,

/s/ David Moore
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David Moore